Exhibit 99.1

Tongxin International, Ltd

Tongxin International Announces Independent Outside Directors

同心国际宣布宣佈獨立外部董事

CHANGSHA, China, August 24, 2018 – Tongxin International Ltd. (Pink Sheets: TXIC), a China-based manufacturer of engineered vehicle body structures (“EVBS”) and stamped parts for the commercial automotive industry, today announces Mr. Zhang Wenhui (“Mr. Zhang”), and Mr. Yu Gan (“Mr. Yu”) have been appointed as Independent Outside Directors with effect from August 14, 2018.

中国长沙2018年8月24日-同心国际有限公司（粉单代号：TXIC），中国设计工程车车身结构（“EVBS”）和商用汽车行业冲压件制造商今天公告宣布聘用张文辉先生 ("張先生") 和于敢先生("于先生")为獨立外部董事，自2018年8月14日起生效。

Zhang Wenhui currently serves as the Board Chairman of Hunan Xing Ze electromechanical Equipment Engineering Co., Ltd. and Changsha Yuanyang Automobile Parts Co., ltd. For almost thirty years, Mr. Zhang specializes his career in Mechanical Engineering field. Mr. Zhang holds a B.S. degree in Engineering from Hunan University, China.

张文辉现担任湖南星泽机电设备工程有限公司，以及长沙远洋汽车零部件有限公司董事长。 近三十年来, 张先生的职业生涯专攻于工程机械领域。 张先生毕业于中国湖南大学取得工程学士学位。

Yu Gan currently is the deputy general manager of Hunan Hong Xiang New Energy Development Investment Co., Ltd. Mr. Yu has been an executive position since 1996 in automobile industry. Mr. Yu is also a PhD student in University.

于敢现任职于湖南鸿翔新能源开发投资有限公司副总经理。于先生自1996年起一直担任汽车行业的高管职务。 于先生同时也是大学博士班学生。

The Board would like to take this opportunity to extend the warmest welcome to Messrs. Zhang, and Yu in joining the Company as Independent Outside Directors.

董事会愿借此机会, 热烈欢迎张先生和于先生加入本公司作为独立的外部董事。

About Tongxin International Ltd.

Tongxin International Ltd., the largest independent supplier of EVBS in China, is capable of providing EVBS for both the commercial truck and light vehicle market segments. The Company also designs, fabricates and tests dies used in the vehicle body structure manufacturing process. EVBS consists of exterior body panels including doors, floor pans, hoods, side panels and fenders. Tongxin International Ltd. maintains a network of over 130 customers throughout 21 provinces in China. Headquartered in Changsha, the Company also maintains regional manufacturing in Ziyang and Zhucheng.  For more information, please visit www.txicint.com or www.hntx.com.

关于同心国际有限公司

同心国际有限公司，是中国工程车车身结构最大的独立供应商，能够对商用卡车和轻型汽车市场提供车身结构设计。本公司还设计，制造和测试用于车身结构制造过程的模具。设计车身结构包括车身外板含车门，底板，车罩，侧面板和挡泥板。同心国际有限公司维持超过130个客户通路，遍布中国21个省分。总部设在长沙，该公司还在大理，资阳和诸城地区设有制造点。欲了解更多信息，请浏览网址www.txicint.com 或 www.hntx.com

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute Forward-Looking Statements. Actual results may differ materially due to numerous important factors that are described in Tongxin International Ltd.'s reports to the SEC, which may be revised or supplemented in subsequent reports to the SEC. Such factors include, among others, the cost and timing of implementing restructuring actions, the Company's ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Tongxin International Ltd. does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

前瞻性声明

在本新闻稿中所包含的声明不是过去事实，可构成前瞻性的陈述。实际结果可能有重大的不同，由于在所述同心国际有限公司给于美国证券交易委员会的报告中的许多重要因素，在随后向美国证券交易委员会提交的报告中，可能会修改或补充。这些因素，其中包括，实施调整的成本和时间，该公司能否产生成本节省或生产效率，以抵消或超过合同或竞争的要求降价，或降价以获取在汽车行业和特定全球和区域经济的新业务条件。同心国际有限公司不准备或承担任何更新前瞻性声明以反映本新闻稿发布日期之后的事件或情况的义务。